EXHIBIT 21

The IT Group, Inc.
List of Subsidiaries

Beneco Enterprises, Inc.
Chi Mei Entech Co., Ltd.
Chi Mei International Technology Co. (Scientech), Ltd.
EMCON, a California corporation
     IT Alaska, Inc.
     Monterey Landfill Gas Corporation
     E-Com Solutions, Inc.
     Organic Waste Technologies, Inc.
     Advanced Analytical Solutions, Inc.
     National Earth Products, Inc.
     Keystone Recovery, Inc.
     American Landfill Supply Company
     So-Glen Gas Company, LLC
     LFG Specialties, Inc.
     EMCON Industrial Services, Inc.
     EMCON Engineering, Inc.
Groundwater Technology, Inc.
     Enterprise Environmental & Earthworks, Inc.
IT Environmental and Facilities, Inc.
IT International Investments, Inc.
The IT Group Infrastructure & Environmental, Ltd.
IT Environmental (Australia) PTY, Ltd.
The IT Group Infrastructure & Environmental Italia, srl
International Technology Europe, Ltd.
IT Corporation
IT Corporation of North Carolina, Inc.
IT C&V Operations, Inc.
IT E&C Operations, Inc.
IT International Holdings, Inc.
IT International Operations, Inc.
IT Investment Holdings, Inc.
IT Investments, Inc.
Jellinek, Schwartz & Connolly, Inc.
     Sielken, Inc.
     JSC International, Inc.
     JSC International, Ltd.
LandBank, Inc.
     LandBank Environmental Properties, LLC
     LandBank Remediation Corp.
     OHM Corporation (Ohio)
     OHM Remediation Services Corp.
     Pacific Environmental Group, Inc.
     PHR Environmental Consultants, Inc.
     Roche Limited Consulting Group
     Universal Professional Insurance Company